EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release November 5, 2012

Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $522,000 or $0.07 diluted earnings per share for the three months ended September 30, 2012, compared to net earnings of $421,000 or $0.06 diluted earnings per share for the three months ended September 30, 2011, an increase of $101,000 or 24.0%.

The increase in net earnings for the quarter ended September 30, 2012 was primarily attributable to an increase of non-interest income and a decrease of non-interest expense. Non-interest income increased $83,000 or 319.2% to $109,000 for the quarterly period just ended, primarily because of gains on sales of loans and better performance of other real estate owned (“REO”). Gains on sales of loans accounted for $58,000 of the increase quarter over quarter compared to nil for the prior year’s quarter. REO performed better this year over last year and accounted for $30,000 of the increase in non-interest income due to gain recognized on sale of REO, net of provisions on REO. Non-interest expense decreased $59,000 or 4.4% to $1.3 million for the recent period due to lower outside service fees (including legal and accounting fees) and elimination of amortization of intangible assets. In the three months ended September 30, 2011, we incurred various expenses associated with our plans to merge with CKF Bancorp, Inc., and Central Kentucky Federal Bank, which were not incurred in the most recent quarterly period. The core deposit intangible, which was recorded pursuant to the merger/acquisition of Frankfort First Bancorp, Inc., in 2005, had been fully amortized at June 30, 2012, and, therefore, no amortization expense was recognized for the quarter ended September 30, 2012.

At September 30, 2012 assets had decreased $3.2 million or 1.4% to $219.8 million compared to $222.9 million at June 30, 2012. This decrease was attributed primarily to a decrease in net loans, which decreased $4.5 million or 2.5% to $177.9 million at September 30, 2012. Total liabilities decreased $3.4 million or 2.1% to $160.7 million at September 30, 2012, as a result of decreases in both Federal Home Loan Bank advances and deposits. Advances decreased $2.6 million or 9.5% to $24.5 million at September 30, 2012, while deposits decreased $1.2 million or 0.9% to $133.3 million.

At September 30, 2012, the Company reported its book value per share as $7.66.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2012, the Company had approximately 7,718,000 shares outstanding of which approximately 61.3% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2012	2012
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$7,323	$5,735
Investment Securities	4,657	5,045
Loans Held for Sale	664	481
Loans, net	177,930	182,473
Other Assets	29,187	29,215
Total Assets	$219,761	$222,949
Liabilities
Deposits	$133,337	$134,552
FHLB Advances	24,498	27,065
Deferred revenue	645	648
Other Liabilities	2,197	1,831
Total Liabilities	160,677	164,096
Shareholders' Equity	59,084	58,853
Total Liabilities and Equity	$219,761	$222,949
Book Value Per Share	$7.66	$7.62

Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three months ended September 30,
	2012	2011
	(Unaudited)

Interest Income	$2,425	$2,594
Interest Expense	439	644
Net Interest Income	1,986	1,950
Provision for Losses on Loans	26	--
Non-interest Income	109	26
Non-interest Expense	1,290	1,349
Income (Loss) Before Income Taxes	779	627
Income Taxes (Benefit)	257	206
Net Income (Loss)	$522	$421
Earnings (loss) per share:
Basic	$0.07	$0.06
Diluted	$0.07	$0.06
Weighted average outstanding shares:
Basic	7,545,126	7,541,876
Diluted	7,545,126	7,541,876